Amended and restated term sheet† To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 208-A-I dated March 29, 2011	Amended and restated term sheet to Product Supplement No. 208-A-I Registration Statement No. 333-155535 Dated November 2, 2011; Rule 433

Structured Investments	$ Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks due November 21, 2012

General

•	The notes are designed for investors who seek to participate in the appreciation of an equally weighted basket of 15 Reference Stocks, up to the Maximum Return of at least 20.00% at maturity and who anticipate that the Basket Closing Level on the Observation Date (i.e., the Ending Basket Level) will not be less than the Starting Basket Level by more than 20.00%. Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Starting Basket Level by more than 20.00%, be willing to lose some or all of their principal at maturity. If the Ending Basket Level is not less than the Starting Basket Level by more than 20.00%, investors have the opportunity to receive the greater of (a) the Basket Return and (b) the Contingent Minimum return of at least 2.05% at maturity, subject to the Maximum Return of at least 20.00%. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Senior unsecured obligations of JPMorgan Chase & Co. maturing November 21, 2012††
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about November 4, 2011 and are expected to settle on or about November 9, 2011.

Key Terms

Basket:	The Basket consists of 15 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weighting and Initial Share Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this amended and restated term sheet.
Knock-Out Event:	A Knock-Out Event occurs if the Basket Closing Level on the Observation Date (i.e., the Ending Basket Level) is less than the Starting Basket Level by more than the Knock-Out Buffer Amount. For the avoidance of doubt, the notes are subject to monitoring on a single Monitoring Day (i.e., the Observation Date).
Knock-Out Buffer Amount:	20.00%
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Basket, subject to the Maximum Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Basket Return)
If a Knock-Out Event has occurred, you will lose more than 20.00% of your initial investment and may lose all of your initial investment at maturity.
If a Knock-Out Event has not occurred, you will receive a cash payment at maturity that will reflect the performance of the Basket, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (a) the Contingent Minimum Return and (b) the Basket Return, subject to the Maximum Return. For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this amended and restated term sheet.
Maximum Return:	At least 20.00%. The actual Maximum Return and the actual maximum payment at maturity will be set on the pricing date and will not be less than 20.00% and $1,200 per $1,000 principal amount note, respectively.
Contingent Minimum Return:	At least 2.05%. The actual Contingent Minimum Return will be determined on the pricing date and will not be less than 2.05%.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:	The Basket Closing Level will be calculated as follows: 100 × [1 + sum of (Share Return of each Reference Stock × 1/15)]
Share Return:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	With respect to a Reference Stock, the closing price of one share of such Reference Stock on the pricing date, divided by the applicable Stock Adjustment Factor
Final Share Price:	With respect to a Reference Stock, on the Observation Date, the closing price of one share of such Reference Stock on the Observation Date
Stock Adjustment Factor:	With respect to a Reference Stock, set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 208-A-I for further information.
Observation Date:	November 16, 2012††
Maturity Date:	November 21, 2012††
CUSIP:	48125VAU4
†	This amended and restated term sheet amends and restates the term sheet related hereto dated October 31, 2011 to product supplement no. 208-A-I in its entirety (the term sheet is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000089109211007287/e46009fwp.htm)
††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Valuation Date” in the accompanying product supplement no. 208-A-I

Investing in the Capped Single Observation Knock-Out Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 208-A-I and “Selected Risk Considerations” beginning on page TS-3 of this amended and restated term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-16 of the accompanying product supplement no. 208-A-I.
(2)	Please see “Supplemental Plan of Distribution” in this amended and restated term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 2, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this amended and restated term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 208-A-I and this amended and restated term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this amended and restated term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 208-A-I dated March 29, 2011. This amended and restated term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This amended and restated term sheet amends and restates and supersedes the term sheet related hereto dated October 31, 2011 in its entirety. You should rely only on the information contained in this amended and restated term sheet and in the documents listed below in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 208-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 208-A-I dated March 29, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211001982/e42833_424b2.pdf
•	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
•	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this amended and restated term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which each Reference Stock is listed and the Stock Weighting of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weighting	Initial Share Price*
AAPL	Apple Inc.	The NASDAQ Stock Market (“NASDAQ”)	1/15
BRCM	Broadcom Corporation	NASDAQ	1/15
EMC	EMC Corporation	New York Stock Exchange (“NYSE”)	1/15
GOOG	Google Inc.	NASDAQ	1/15
IBM	International Business Machines Corporation	NYSE	1/15
INTC	Intel Corporation	NASDAQ	1/15
LLTC	Linear Technology Corporation	NASDAQ	1/15
MRVL	Marvell Technology Group Ltd.	NASDAQ	1/15
NTAP	NetApp, Inc.	NASDAQ	1/15
ORCL	Oracle Corporation	NASDAQ	1/15
PCLN	priceline.com Incorporated	NASDAQ	1/15
QCOM	QUALCOMM Incorporated	NASDAQ	1/15
RVBD	Riverbed Technology, Inc.	NASDAQ	1/15
SNDK	SanDisk Corporation	NASDAQ	1/15
SYMC	Symantec Corporation	NASDAQ	1/15

* The Initial Share Price of each Reference Stock will be determined on the pricing date.

JPMorgan Structured Investments —	TS-1
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this amended and restated term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume a Contingent Minimum Return of 2.05% and a Maximum Return of 20.00% and reflect the Knock-Out Buffer Amount of 20.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Total Return
Ending Basket Level	Basket Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
190.00	90.00%	20.00%	N/A
180.00	80.00%	20.00%	N/A
170.00	70.00%	20.00%	N/A
160.00	60.00%	20.00%	N/A
150.00	50.00%	20.00%	N/A
140.00	40.00%	20.00%	N/A
130.00	30.00%	20.00%	N/A
125.00	25.00%	20.00%	N/A
120.00	20.00%	20.00%	N/A
115.00	15.00%	15.00%	N/A
110.00	10.00%	10.00%	N/A
105.00	5.00%	5.00%	N/A
102.50	2.50%	2.50%	N/A
102.05	2.05%	2.05%	N/A
101.00	1.00%	2.05%	N/A
100.00	0.00%	2.05%	N/A
97.50	-2.50%	2.05%	N/A
95.00	-5.00%	2.05%	N/A
90.00	-10.00%	2.05%	N/A
85.00	-15.00%	2.05%	N/A
80.00	-20.00%	2.05%	N/A
79.99	-20.01%	N/A	-20.01%
70.00	-30.00%	N/A	-30.00%
60.00	-40.00%	N/A	-40.00%
50.00	-50.00%	N/A	-50.00%
40.00	-60.00%	N/A	-60.00%
30.00	-70.00%	N/A	-70.00%
20.00	-80.00%	N/A	-80.00%
10.00	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%

(1) The Ending Basket Level is greater than or equal to 80.00 (80% of the Starting Basket Level).

(2) The Ending Basket Level is less than 80.00 (80% of the Starting Basket Level).

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 101 — a Knock-Out Event has not occurred. Because the Basket Return of 1.00% is less than the hypothetical Contingent Minimum Return of 2.05%, the investor receives a payment at maturity of $1,020.50 per $1,000 principal amount note.

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 95 — a Knock-Out Event has not occurred. Because the Basket Return of -5% is less than the hypothetical Contingent Minimum Return of 2.05%, the investor receives a payment at maturity of $1,020.50 per $1,000 principal amount note.

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 115 — a Knock-Out Event has not occurred. Because the Basket Return of 15% is greater than the hypothetical Contingent Minimum Return of 2.05% but less than the hypothetical Maximum Return of 20.00%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 15%) = $1,150

Example 4: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 60 — a Knock-Out Event has occurred. Because the Basket Return of 60 is less than the Starting Basket Level of 100 by more than the Knock-Out Buffer Amount of 20.00%, a Knock-Out Event has occurred and because the Basket Return is -40%, the investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

JPMorgan Structured Investments —	TS-2
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

Example 5: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 150 — a Knock-Out Event has not occurred. Because the Basket Return of 50% is greater than the hypothetical Maximum Return of 20.00%, the investor receives a payment at maturity of $1,200 per $1,000 principal amount note, the hypothetical maximum payment on the notes.

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Basket, up to the Maximum Return of at least 20.00% at maturity. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity at least the Contingent Minimum Return of not less than 2.05% on the notes, for a minimum payment at maturity of at least $1,020.50 for every $1,000 principal amount note, subject to the Maximum Return of at least 20.00%. The maximum payment at maturity is at least $1,200 per $1,000 principal amount note. The actual Contingent Minimum Return and Maximum Return will be set on the pricing date and will not be less than 2.05% and 20.00%, respectively. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 15 Reference Stocks as set forth under “The Basket” on page TS-1 of this amended and restated term sheet.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 208-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell llp, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell llp regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 208-A-I dated March 29, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Basket Return is positive or negative. If the Basket Closing Level on the Observation Date (i.e., the Ending Basket Level) is less than the Starting Basket Level by more than the Knock-Out Buffer Amount of 20.00%, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount of 20.00% will terminate. If a Knock-Out Event has occurred, for every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 20.00% of your initial investment and may lose all of your initial investment at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this predetermined percentage as the Maximum Return, which will be set on the pricing date and will not be less than 20.00%.
JPMorgan Structured Investments —	TS-3
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN OF 2.05%* MAY TERMINATE ON THE OBSERVATION DATE — If the Ending Basket Level is less than the Starting Basket Level by more than the Knock-Out Buffer Amount of 20.00%, you will not be entitled to receive the Contingent Minimum Return of 2.05%* on the notes. Under these circumstances, you will lose some or all of your investment at maturity and will be fully exposed to any depreciation in the Basket.

*The actual Contingent Minimum Return will be set on the pricing date and will not be less than 2.05%.

•	THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE— If the Basket Closing Level on the Observation Date (i.e., the Ending Basket Level) is less than the Starting Basket Level by more than the Knock-Out Buffer Amount of 20.00%, the benefit provided by the Knock-Out Buffer Amount will terminate and you will be fully exposed to any depreciation in the Basket Closing Level. Because the Ending Basket Level will be determined based on the closing prices of the Reference Stocks on a single day near the end of the term of the notes, the level of the Basket at the maturity date or at other times during the term of the notes could be less than the Starting Basket Level by not more than the Knock-Out Buffer Amount, or could be equal to or greater than the Starting Basket Level. This difference could be particularly large if there is a significant decrease in the level of the Basket during the later portion of the term of the notes or if there is significant volatility in the level of the Basket during the term of the notes, especially on dates near the Observation Date.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT THE VALUE OF THE NOTES ADVERSELY PRIOR TO MATURITY — While the payment at maturity described in this amended and restated term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 15 Reference Stocks. Price movements and performances in the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the level of the other Reference Stocks. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level. You will lose some or all of your investment in the notes if a Knock-Out Event occurs.
•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE TECHNOLOGY INDUSTRY — Each of the Reference Stocks has been issued by companies whose business is associated with the technology industry. Because the value of the notes is determined by the performance of each of the Reference Stocks, an investment in these notes will be concentrated in this industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this amended and restated term sheet. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
JPMorgan Structured Investments —	TS-4
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

•	RISKS ASSOCIATED WITH NON-U.S. ISSUERS — An investment in notes linked to the value of securities issued by non-U.S. companies, such as the common shares of Marvell Technology Group Ltd. (“Marvell”), which are issued by a Bermudan issuer, involves risks associated with the home country of the non-U.S. issuer. Non-U.S. companies, such as those in Bermuda, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home country of the non-U.S. issuer, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	RISK OF KNOCK-OUT EVENT OCCURRING IS GREATER IF THE CLOSING PRICES OF THE REFERENCE STOCKS ARE VOLATILE — The likelihood that the Basket Closing Level on the Observation Date (i.e., the Ending Basket Level) will be less than the Starting Basket Level by more than the Knock-Out Buffer Amount of 20.00%, thereby triggering a Knock-Out Event, will depend in large part on the volatility of the closing prices of the Reference Stocks — the frequency and magnitude of changes in the closing prices of the Reference Stocks.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting the Reference Stocks. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Basket Closing Level on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the closing prices of the Reference Stocks;
•	the time to maturity of the notes;
•	whether a Knock-Out Event is expected to occur;
•	the dividend rate on the Reference Stocks;
•	the occurrence of certain events affecting the issuer of the Reference Stocks that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-5
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

The Reference Stock

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-17 of the accompanying product supplement no. 208-A-I for more information.

Historical Information Regarding the Reference Stock and the Basket

The graphs contained in this amended and restated term sheet set forth the historical performance of the Reference Stocks from January 6, 2006 through October 28, 2011 (except with respect to Riverbed Technology, Inc., from September 22, 2006 through October 28, 2011) as well as the Basket as a whole based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from September 22, 2006 through October 28, 2011. The graph of the historical Basket performance assumes the Basket Closing Level on September 22, 2006 was 100 and the Stock Weightings were as specified under “The Basket” in this amended and restated term sheet. We obtained the closing prices and other market information in this amended and restated term sheet from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Apple Inc. (“Apple”)

According to its publicly available filings with the SEC, Apple designs, manufactures and markets personal computers, mobile communication and media devices and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The common stock of Apple, no par value, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Apple in the accompanying product supplement no. 208-A-I. Apple’s SEC file number is 000-10030.

Historical Information Regarding the Common Stock of Apple

The following graph sets forth the historical performance of the common stock of Apple based on the weekly closing price (in U.S. dollars) of the common stock of Apple from January 6, 2006 through October 28, 2011. The closing price of the common stock of Apple on November 2, 2011 was $397.41.

JPMorgan Structured Investments —	TS-6
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

Broadcom Corporation (“Broadcom”)

According to its publicly available filings with the SEC, Broadcom provides semiconductors for wired and wireless communications. The common stock of Broadcom, par value $0.0001 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Broadcom in the accompanying product supplement no. 208-A-I. Broadcom’s SEC file number is 000-23993.

Historical Information Regarding the Common Stock of Broadcom

The following graph sets forth the historical performance of the common stock of Broadcom based on the weekly closing price (in U.S. dollars) of the common stock of Broadcom from January 6, 2006 through October 28, 2011. The closing price of the common stock of Broadcom on November 2, 2011 was $34.22.

EMC Corporation (“EMC”)

According to its publicly available filings with the SEC, EMC runs support systems and services for the information infrastructure and virtual infrastructure of companies in technology industries. The common stock of EMC, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of EMC in the accompanying product supplement no. 208-A-I. EMC’s SEC file number is 001-9853.

Historical Information Regarding the Common Stock of EMC

The following graph sets forth the historical performance of the common stock of EMC based on the weekly closing price (in U.S. dollars) of the common stock of EMC from January 6, 2006 through October 28, 2011. The closing price of the common stock of EMC on November 2, 2011 was $24.31.

JPMorgan Structured Investments —	TS-7
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

Google Inc. (“Google”)

According to its publicly available filings with the SEC, Google is a technology company focused on search, advertising, operating systems and platforms, and enterprise. The Class A common stock of Google, par value $0.001 per share, which we refer to as the “common stock of Google,” is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange in the accompanying product supplement no. 208-A-I. Google’s SEC File number is 000-50726.

Historical Information Regarding the Common Stock of Google

The following graph sets forth the historical performance of the common stock of Google based on the weekly closing price (in U.S. dollars) of the common stock of Google from January 6, 2006 through October 28, 2011. The closing price of the common stock of Google on November 2, 2011 was $584.82.

International Business Machines Corporation (“IBM”)

According to its publicly available filings with the SEC, IBM is a consulting company who bases their practice off information technology. The capital stock of IBM, par value $0.20 per share, which we refer to as the “common stock of IBM,” is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange in the accompanying product supplement no. 208-A-I. IBM’s SEC File number is 001-02360.

Historical Information Regarding the Common Stock of IBM

The following graph sets forth the historical performance of the common stock of IBM based on the weekly closing price (in U.S. dollars) of the common stock of IBM from January 6, 2006 through October 28, 2011. The closing price of the common stock of IBM on November 2, 2011 was $183.92.

JPMorgan Structured Investments —	TS-8
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

Intel Corporation (“Intel”)

According to its publicly available filings with the SEC, Intel is a semiconductor chip maker, who develops integrated digital technology, primarily integrated circuits, for computing and communications. The common stock of Intel, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Intel in the accompanying product supplement no. 208-A-I. Intel’s SEC file number is 000-06217.

Historical Information Regarding the Common Stock of Intel

The following graph sets forth the historical performance of the common stock of Intel based on the weekly closing price (in U.S. dollars) of the common stock of Intel from January 6, 2006 through October 28, 2011. The closing price of the common stock of Intel on November 2, 2011 was $23.85.

Linear Technology Corporation (“Linear”)

According to its publicly available filings with the SEC, Linear designs, manufactures and markets analog integrated circuits. The common stock of Linear, par value $0.001, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Linear in the accompanying product supplement no. 208-A-I. Linear’s SEC file number is 000-14864.

Historical Information Regarding the Common Stock of Linear

The following graph sets forth the historical performance of the common stock of Linear based on the weekly closing price (in U.S. dollars) of the common stock of Linear from January 6, 2006 through October 28, 2011. The closing price of the common stock of Linear on November 2, 2011 was $31.38.

JPMorgan Structured Investments —	TS-9
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

Marvell Technology Group Ltd. (“Marvell”)

According to its publicly available filings with the SEC, Marvell, a Bermudan company, is a fabless semiconductor provider of application-specific standard products. The common shares of Marvell, par value $0.002 per share, which we refer to as “the common stock of Marvell,” are listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Marvell in the accompanying product supplement no. 208-A-I. Marvell’s SEC file number is 000-30877.

Historical Information Regarding the Common Stock of Marvell

The following graph sets forth the historical performance of the common stock of Marvell based on the weekly closing price (in U.S. dollars) of the common stock of Marvell from January 6, 2006 through October 28, 2011. The closing price of the common stock of Marvell on November 2, 2011 was $13.60.

NetApp, Inc. (“NetApp”)

According to its publicly available filings with the SEC, NetApp provides storage and data management solutions increase for storing, managing, protecting and archiving business data. The common stock of NetApp, par value $0.001, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of NetApp in the accompanying product supplement no. 208-A-I. NetApp’s SEC file number is 000-27130.

Historical Information Regarding the Common Stock of NetApp

The following graph sets forth the historical performance of the common stock of NetApp based on the weekly closing price (in U.S. dollars) of the common stock of NetApp from January 6, 2006 through October 28, 2011. The closing price of the common stock of NetApp on November 2, 2011 was $40.25.

JPMorgan Structured Investments —	TS-10
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

Oracle Corporation (“Oracle”)

According to its publicly available filings with the SEC, Oracle is an enterprise software company that develops, manufactures, markets, distributes and services database and middleware software; applications software; and hardware systems, consisting primarily of computer server and storage products. The common stock of Oracle, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Oracle in the accompanying product supplement no. 208-A-I. Oracle’s SEC File number is 000-51788.

Historical Information Regarding the Common Stock of Oracle

The following graph sets forth the historical performance of the common stock of Oracle based on the weekly closing price (in U.S. dollars) of the common stock of Oracle from January 6, 2006 through October 28, 2011. The closing price of the common stock of Oracle on November 2, 2011 was $32.38.

priceline.com Incorporated (“priceline”)

According to its publicly available filings with the SEC, priceline is an online travel company that offers hotel reservations worldwide and car rental reservations, airline tickets, vacation packages, cruises and destination services in the United States. The common stock of priceline, par value $0.008 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of priceline in the accompanying product supplement no. 208-A-I. Priceline’s SEC File number is 000-25581.

Historical Information Regarding the Common Stock of Priceline

The following graph sets forth the historical performance of the common stock of priceline based on the weekly closing price (in U.S. dollars) of the common stock of priceline from January 6, 2006 through October 28, 2011. The closing price of the common stock of priceline on November 2, 2011 was $493.64.

JPMorgan Structured Investments —	TS-11
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

QUALCOMM Incorporated (“QUALCOMM”)

According to its publicly available filings with the SEC, QUALCOMM, introduced in 1989 a digital communications technique called CDMA (Code Division Multiple Access), which is one of the main technologies currently used in digital wireless communications networks. Qualcomm is also engaged in the development and commercialization of OFDMA (Orthogonal Frequency Division Multiplexing Access)-based technologies, which are fourth generation wireless communication technologies. QUALCOMM licenses portions of its intellectual property to manufacturers of wireless products. QUALCOMM also designs, manufactures, has manufactured on its behalf and markets communications products and services based on CDMA, OFDMA and other technologies. The common stock of QUALCOMM, par value $0.0001 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of QUALCOMM in the accompanying product supplement no. 208-A-I. QUALCOMM’s SEC file number is 000-19528.

Historical Information Regarding the Common Stock of QUALCOMM

The following graph sets forth the historical performance of the common stock of QUALCOMM based on the weekly closing price (in U.S. dollars) of the common stock of QUALCOMM from January 6, 2006 through October 28, 2011. The closing price of the common stock of QUALCOMM on November 2, 2011 was $52.18.

Riverbed Technology, Inc. (“Riverbed”)

According to its publicly available filings with the SEC, Riverbed aids companies and governments organize their information technology, including storage infrastructure and applications. The common stock of Riverbed, par value $0.0001 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Riverbed in the accompanying product supplement no. 208-A-I. Riverbed’s SEC file number is 001-33023.

Historical Information Regarding the Common Stock of Riverbed

The following graph sets forth the historical performance of the common stock of Riverbed based on the weekly closing price (in U.S. dollars) of the common stock of Riverbed from September 22, 2006 through October 28, 2011. The closing price of the common stock of Riverbed on November 2, 2011 was $28.02.

JPMorgan Structured Investments —	TS-12
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

SanDisk Corporation (“SanDisk”)

According to its publicly available filings with the SEC, SanDisk develops, designs and manufactures data storage devices such as flash memory, proprietary controller and firmware technologies. The common stock of SanDisk, $0.001 par value, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of SanDisk in the accompanying product supplement no. 208-A-I. SanDisk’s SEC file number is 000-26734.

Historical Information Regarding the Common Stock of SanDisk

The following graph sets forth the historical performance of the common stock of SanDisk based on the weekly closing price (in U.S. dollars) of the common stock of SanDisk from January 6, 2006 through October 28, 2011. The closing price of the common stock of SanDisk on November 2, 2011 was $49.16.

Symantec Corporation (“Symantec”)

According to its publicly available filings with the SEC, Symantec is a provider of security, storage and systems management for businesses and consumers. The common stock of Symantec, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange in the accompanying product supplement no. 208-A-I. Symantec’s SEC File number is 000-17781.

Historical Information Regarding the Common Stock of Symantec

The following graph sets forth the historical performance of the common stock of Symantec based on the weekly closing price (in U.S. dollars) of the common stock of Symantec from January 6, 2006 through October 28, 2011. The closing price of the common stock of Symantec on November 2, 2011 was $16.50.

JPMorgan Structured Investments —	TS-13
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from September 22, 2006 through October 28, 2011. The following graph assumes the Basket Closing Level on September 22, 2006 was 100 and the Stock Weightings were as specified under “The Basket” in this amended and restated term sheet.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-34 of the accompanying product supplement no. 208-A-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-14
Capped Single Observation Knock-Out Notes Linked to a Basket of 15 Reference Stocks